CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (hereafter referred to as the “Registration Statement”) of AIM Investment Funds (Invesco Investment Funds) of our reports dated December 29, 2020, relating to the financial statements and financial highlights of Invesco Endeavor Fund, Invesco Greater China Fund, Invesco Pacific Growth Fund and Invesco Select Companies Fund, which appear in AIM Investment Funds (Invesco Investment Funds)’s Annual Report on Form N-CSR for the year ended October 31, 2020. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

February 26, 2021